UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE ALKALINE WATER COMPANY INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

99-0367049
(I.R.S. Employer Identification Number)

14646 N. Kierland Blvd., Suite 255
Scottsdale, AZ 85254
Telephone: (480) 656-2423
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Incorp Services, Inc.
3773 Howard Hughes Pkwy., Suite 500S
Las Vegas, NV 89169-6014
Telephone: (702) 866-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of Communications To:
Clark Wilson LLP
Suite 900 - 885 West Georgia Street
Vancouver, British Columbia V6C 3H1, Canada
Telephone: (604) 687-5700
Attention: Mr. Virgil Z. Hlus

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

- ii -

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.[   ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock to be offered for resale by selling stockholders	10,937,388(2)	$2.64(3),(4)	$28,874,704.32(3),(4)	$3,499.61(4)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, there is also being registered hereby such indeterminate number of additional shares of common stock of The Alkaline Water Company Inc. as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Consists of (i) up to 6,751,612 shares of common stock and (ii) up to 4,185,776 shares of common stock that have been issued or may be issued upon exercise of warrants.

(3)

Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

(4)	Based on the closing price per share ($2.64) for The Alkaline Water Company Inc.’s common stock on January 9, 2019, as reported by the Nasdaq Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 11, 2019

Prospectus

10,937,388 Shares

The Alkaline Water Company Inc.

Common Stock

_________________________________

The selling stockholders identified in this prospectus may offer and sell up to 6,751,612 shares of our common stock and up to 4,185,776 shares of our common stock that have been issued or may be issued upon exercise of warrants. The shares of our common stock and warrants were acquired by the selling stockholders directly from us in private placements that were exempt from the registration requirements of the Securities Act of 1933.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Our common stock is listed for trading on the Nasdaq Capital Market and the TSX Venture Exchange under the symbol “WTER”. On January 10, 2019, the last reported sales prices of our common stock on the Nasdaq Capital Market and the TSX Venture Exchange were $2.65 per share and CDN$3.47 per share, respectively.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2019.

About This Prospectus

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference, is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, the terms “we”, “us” “our” and “Alkaline” refer to The Alkaline Water Company Inc., a Nevada corporation, and its wholly-owned subsidiaries, Alkaline 88, LLC (formerly Alkaline 84, LLC) and A88 Infused Beverage Division, Inc., unless otherwise specified.

Prospectus Summary

Our Business

Our company offers retail consumers bottled alkaline water in 500-milliliter, 700-milliliter, 1-liter, 1.5 -liter, 3-liter and 1-gallon sizes under the trade name Alkaline88®. Our product is produced through an electrolysis process that uses specialized electronic cells coated with a variety of rare earth minerals to produce our 8.8 pH drinking water without the use of any chemicals. Our product also incorporates 84 trace minerals from Himalayan salt. Our product is designed to have a clean smooth taste using only purified water and the Himalayan salt. Consumers drink our water because of the taste profile and the perceived health benefits. We are now one of the largest (by sales volume) alkaline water companies in the United States.

Our product is presently available in all 50 states and the District of Columbia at an estimated 47,500 retail locations, although over 50% of our current sales are concentrated in the Southwest and Texas. We distribute our product through several channels. We sell through large national distributors (UNFI, KeHe, C&S, and Core-Mark). We also sell our product directly to retail clients, including convenience stores, natural food products stores, large ethnic markets and national retailers. Some examples of retail clients are: Walmart, Food Lion, Albertson’s, Safeway, Kroger, Schnucks, Smart& Final, Jewel-Osco, Sprouts, Bashas’, Stater Bros. Markets, Unified Grocers, Bristol Farms, Vallarta, Superior Foods, Ingles, HEB and Brookshire’s. Currently, we sell our product to our retailers through brokers and distributors. Our larger retail clients bring the water in through their own warehouse distribution network.

We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. As of September 30, 2018, we had an accumulated deficit of $32,103,032. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations. In its report on our financial statements for the year ended March 31, 2018, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The principal offices of our company are located at 14646 N. Kierland Blvd., Suite 255, Scottsdale, AZ 85254. Our telephone number is (480) 656-2423.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 6,751,612 shares of our common stock and up to 4,185,776 shares of our common stock that have been issued or may be issued upon exercise of warrants.

Number of Shares Outstanding

There were 34,110,155 shares of our common stock issued and outstanding as at January 11, 2019.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information contained in or incorporated by reference in this prospectus in evaluating our company and our business before making an investment decision about our company. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

Because we have a limited operating history, our ability to fully and successfully develop our business is unknown.

We were incorporated in June 6, 2011, and we have only begun producing and distributing alkaline bottled water in 2013, and we have a limited operating history from which investors can evaluate our business. Our ability to successfully develop our products, and to realize consistent, meaningful revenues and profit has not been established and cannot be assured. For us to achieve success, our products must receive broad market acceptance by consumers. Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors. We anticipate operating losses in upcoming future periods. This will occur because there are expenses associated with the development, production, marketing, and sales of our products.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established an ongoing source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. As of September 30, 2018, we had an accumulated deficit of $32,103,032. Our ability to continue as a going concern is dependent on our company obtaining adequate capital to fund operating losses until we become profitable. If we are unable to obtain adequate capital, we could be forced to significantly curtail or cease operations.

In its report on our financial statements for the year ended March 31, 2018, our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will need additional funds to produce, market, and distribute our products.

We will have to spend additional funds to produce, market and distribute our products. If we cannot raise sufficient capital, we may have to cease operations and you could lose your investment. We will need additional funds to produce our products for distribution to our target market. Even after we have produced our products, we will have to spend substantial funds on distribution, marketing and sales efforts before we will know if we have commercially viable and marketable/sellable products.

There is no guarantee that sufficient sale levels will be achieved.

There is no guarantee that the expenditure of money on distribution and marketing efforts will translate into sufficient sales to cover our expenses and result in profits. Consequently, there is a risk that you may lose all of your investment.

Our development, marketing, and sales activities are limited by our size.

Because we are small and do not have much capital, we must limit our product development, marketing, and sales activities. As such we may not be able to complete our production and business development program in a manner that is as thorough as we would like. We may not ever generate sufficient revenues to cover our operating and expansion costs and you may, therefore, lose your entire investment.

Changes in the non-alcoholic beverage business environment and retail landscape could adversely impact our financial results.

The non-alcoholic beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the non-alcoholic beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Intense competition and increasing competition in the commercial beverage market could hurt our business.

The commercial retail beverage industry, and in particular its non-alcoholic beverage segment, is highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

We compete generally with all liquid refreshments, including bottled water and numerous specialty beverages, such as: Core Hydration, SoBe; Snapple; Arizona Ice Tea; Vitamin Water; Gatorade; and Powerade.

We compete indirectly with major international beverage companies including but not limited to: the Coca-Cola Company; PepsiCo, Inc.; Nestlé; Dr Pepper Snapple Group; Groupe Danone; Kraft Foods Group, Inc.; and Unilever. These companies have established market presence in the United States, and offer a variety of beverages that are substitutes to our products. We face potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the alkaline water market. We compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including: Eternal; Essentia; Core, Icelandic; Real Water; Aqua Hydrate; Mountain Valley; Qure; Penta; and Alka Power. These companies could bolster their position in the alkaline water market through additional expenditure and promotion.

As a result of both direct and indirect competition, our ability to successfully distribute, market and sell our products, and to gain sufficient market share in the United States to realize profits may be limited, greatly diminished, or totally diminished, which may lead to partial or total loss of your investments in our company.

Alternative non-commercial beverages or processes could hurt our business.

The availability of non-commercial beverages, such as tap water, and machines capable of producing alkaline water at the consumer’s home or at store-fronts could hurt our business, market share, and profitability.

Expansion of the alkaline beverage market or sufficiency of consumer demand in that market for operations to be profitable are not guaranteed.

The alkaline water market is an emerging market and there is no guarantee that this market will expand or that consumer demand will be sufficiently high to allow our company to successfully market, distribute and sell our products, or to successfully compete with current or future competition, all of which may result in total loss of your investment.

A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability.

We compete in an industry characterized by rapid changes in consumer preferences, so our ability to continue developing new products to satisfy our consumers’ changing preferences will determine our long-term success. A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability. In addition, customer preferences are also affected by factors other than taste, such as the publicity. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected. In addition, a failure to obtain any required regulatory approvals for our proposed products could have a material adverse effect on our business, operating results and financial condition.

Our growth and profitability depends on the performance of third-parties and our relationship with them.

Our distribution network and its success depend on the performance of third parties. Any non-performance or deficient performance by such parties may undermine our operations, profitability, and result in total loss to your investment. To distribute our products, we use a broker-distributor-retailer network whereby brokers represent our products to distributors and retailers who will in turn sell our products to consumers. The success of this network will depend on the performance of the brokers, distributors and retailers of this network. There is a risk that a broker, distributor, or retailer may refuse to or cease to market or carry our products. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our products. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sale activities. We also need to maintain good commercial relationships with third-party brokers, distributors and retailers so that they will promote and carry our products. Any adverse consequences resulting from the performance of third-parties or our relationship with them could undermine our operations, profitability and may result in total loss of your investment.

The loss of one or more of our major customers or a decline in demand from one or more of these customers could harm our business.

We have 2 major customers that together account for 34% (18% and 16%, respectively) of accounts receivable at September 30, 2018, and 2 customers that together account for 40% (24% and 16%, respectively) of the total revenues earned for the three months ended September 30, 2018. There can be no assurance that such customers will continue to order our products in the same level or at all. A reduction or delay in orders from such customers, including reductions or delays due to market, economic or competitive conditions, could have a material adverse effect on our business, operating results and financial condition.

Our dependence on a limited number of vendors leaves us vulnerable to having an inadequate supply of required products, price increases, late deliveries, and poor product quality.

We have three vendors that accounted for 58% (33%, 13% and 12% respectively) of purchases for the three months ended September 30, 2018. Like other companies in our industry, we occasionally experience shortages and are unable to purchase our desired volume of products. Increasingly, our vendors are combining and merging together, leaving us with fewer alternative sources. If we are unable to maintain an adequate supply of products, our revenue and gross profit could suffer considerably. Finally, we cannot provide any assurance that our products will be available in quantities sufficient to meet customer demand. Any limits to product access could materially and adversely affect our business and results of operations.

Our business is sensitive to public perception. If any product proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding their safety or effectiveness, then our image in the marketplace would be negatively impacted.

Our results of operations may be significantly affected by the public’s perception of our company and similar companies. Our business could be adversely affected if any of our products or similar products distributed by other companies proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding the safety or effectiveness of our products or any similar products. If our products suffer from negative consumer perception, it is likely to adversely affect our business and results of operations.

Health benefits of alkaline water is not guaranteed or proven, rather it is perceived by consumers.

Health benefits of alkaline water are not guaranteed and have not been proven. There is a consumer perception that drinking alkaline water has beneficial health effects. Consequently, negative changes in consumers’ perception of the benefits of alkaline water or negative publicity surrounding alkaline water may result in loss of market share or potential market share and hence loss of your investment.

Water scarcity and poor quality could negatively impact our production costs and capacity.

Water is the main ingredient in our products. It is also a limited resource, facing unprecedented challenges from overexploitation, increasing pollution, poor management, and climate change. As demand for water continues to increase, as water becomes scarcer, and as the quality of available water deteriorates, we may incur increasing production costs or face capacity constraints that could adversely affect our profitability or net operating revenues in the long run.

Increase in the cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials could harm our business.

We and our bottlers will use water, 84 trace minerals from Himalayan salts, packaging materials for bottles such as plastic and paper products. The prices for these ingredients, other raw materials and packaging materials fluctuate depending on market conditions. Substantial increases in the prices of our or our bottlers’ ingredients, other raw materials and packaging materials, to the extent they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. Increases in the prices of our finished products resulting from a higher cost of ingredients, other raw materials and packaging materials could affect the affordability of our products and reduce sales.

An increase in the cost, a sustained interruption in the supply, or a shortage of some of these ingredients, other raw materials, or packaging materials and containers that may be caused by a deterioration of our or our bottlers’ relationships with suppliers; by supplier quality and reliability issues; or by events such as natural disasters, power outages, labor strikes, political uncertainties or governmental instability, or the like, could negatively impact our net revenues and profits.

Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce demand for our products.

We and our bottlers intend to offer our products in non-refillable, recyclable containers in the United States. Legal requirements have been enacted in various jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing and use of certain non-refillable beverage containers. Other proposals relating to beverage container deposits, recycling, ecotax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels in the United States. Consumers’ increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. If these types of requirements are adopted and implemented on a large scale in the geographical regions in which we operate or intend to operate, they could affect our costs or require changes in our distribution model, which could reduce our net operating revenues or profitability.

Significant additional labeling or warning requirements or limitations on the availability of our products may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the availability of our products relating to the content or perceived adverse health consequences of our products. If these types of requirements become applicable to our products under current or future environmental or health laws or regulations, they may inhibit sales of our products.

Unfavorable general economic conditions in the United States could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown, in the United States could negatively affect the affordability of, and consumer demand for, our products in the United States. Under difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of our products or by shifting away from our beverages to lower-priced products offered by other companies, including non-alkaline water. Consumers may also cease purchasing bottled water and consume tap water. Lower consumer demand for our products in the United States could reduce our profitability.

Adverse weather conditions could reduce the demand for our products.

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our products and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

Changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations could increase our costs or reduce our net operating revenues.

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our products will be subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state, and local workplace health and safety laws, such as the Occupational Safety and Health Act; various federal, state and local environmental protection laws; and various other federal, state, and local statutes and regulations. Legal requirements also apply in many jurisdictions in the United States requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing, and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of statutes and regulations relating to beverage container deposits, recycling, ecotaxes and/or product stewardship also apply in various jurisdictions in the United States. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at the local, state and federal levels in the United States. Changes to such laws and regulations could increase our costs or reduce our net operating revenues.

In addition, failure to comply with environmental, health or safety requirements and other applicable laws or regulations could result in the assessment of damages, the imposition of penalties, suspension of production, changes to equipment or processes, or a cessation of operations at our or our bottlers’ facilities, as well as damage to our image and reputation, all of which could harm our profitability.

Our products are considered premium and healthy beverages and are being sold at premium prices compared to our competitors; we cannot provide any assurances as to consumers’ continued market acceptance of our current and future products.

We will compete directly with other alkaline water producers and brands focused on the emerging alkaline beverage market including Eternal, Essentia, Core, Icelandic, Real Water, Aqua Hydrate, Mountain Valley, Qure, Penta, and Alka Power. Products offered by our direct competitors are sold in various volumes and prices with prices ranging from approximately $0.99 for a half-liter bottle to $4.99 for a one-gallon bottle, and volumes ranging from half-liter bottles to one-gallon bottles. We currently offer our product in a one-gallon bottle for an SRP of $4.99, three-liter bottle for an SRP of $3.99, 1.5 liter at an SRP of $2.49, 1 liter at an SRP of $1.99, 700 milliliter single serving at an SRP of $1.19, and a 500 milliliter at an SRP of $0.99. Our competitors may introduce larger sizes and offer them at an SRP that is lower than our product. We can provide no assurances that consumers will continue to purchase our product or that they will not prefer to purchase a competitive product.

If the water or flavors we sell became contaminated, our business could be seriously harmed.

We have adopted various quality, environmental, health and safety standards. However, our products may still not meet these standards or could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our bottlers, distributors or suppliers. Such a failure or contamination could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated even from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

We are subject to periodic claims and litigation that could result in unexpected expenses and could ultimately be resolved against us.

From time to time, we are involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes and intellectual property, as well as trade, regulatory, employment, and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines or other penalties, divert financial and management resources, and result in significant legal fees. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, any proceeding could negatively impact our reputation among our guests and our brand image.

Our inability to protect our trademarks and trade secrets may prevent us from successfully marketing our products and competing effectively.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights, licenses and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks to be of considerable value and importance to our business and our success. We rely on a combination of trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our products.

We regularly evaluate potential expansion into international markets, and any expansion into such international operations could subject us to risks and expenses that could adversely impact our business, financial condition and results of operations.

To date, we have not undertaken substantial commercial activities outside of the United States. We have evaluated, and continue to evaluate, potential expansion into certain other international markets. If and when we seek to expand internationally in the future, our sales and operations would be subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in legal and regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, and difficulty in complying with foreign laws and regulations, as well as U.S. laws and regulations that govern foreign activities. Economic uncertainty in some of the geographic regions in which we might operate could result in the disruption of commerce and negatively impact our operations in those areas. Also, if we choose to pursue international expansion efforts, it may be necessary or desirable to contract with third parties, and we may not be able to enter into such agreements on commercially acceptable terms or at all. Further, such arrangements may not perform to our expectations, and we may be exposed to various risks as a result of the activities of our partners.

We rely on key executive officers, and their knowledge of our business would be difficult to replace.

We are highly dependent on our two executive officers, Richard A. Wright and David A. Guarino. We do not have “key person” life insurance policies for any of our officers. The loss of management and industry expertise of any of our key executive officers could result in delays in product development, loss of any future customers and sales and diversion of management resources, which could adversely affect our operating results.

Risk Related to Our Stock

Because we can issue additional shares of common stock, our stockholders may experience dilution in the future.

We are authorized to issue up to 200,000,000 shares of common stock and 100,000,000 shares of preferred stock, of which 34,110,155 shares of common stock are issued and outstanding,1,500,000 shares of Series C Preferred Stock are issued and outstanding, and 3,800,000 shares of Series D Preferred Stock are issued and outstanding as of January 11, 2019. Our board of directors has the authority to cause us to issue additional shares of common stock and preferred stock, and to determine the rights, preferences and privileges of shares of our preferred stock, without consent of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

Trading on the Nasdaq Capital Market or TSX Venture Exchange may be volatile, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is listed on the Nasdaq Capital Market and the TSX Venture Exchange. Trading of our common stock may experience wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we plan to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our equity securities and we may be forced to go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Forward-Looking Statements

This prospectus, any prospectus supplement and the information and documents incorporated by reference into this prospectus contain or will contain forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are based on material factors and assumptions made by our company in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate in the circumstances, including but not limited to, general economic conditions, product pricing levels and competitive intensity, supply constraints, the timing and success of new product introductions, our expectations regarding our business, strategy, opportunities and prospects, including our ability to implement meaningful changes to address business challenges, and our expectations regarding the cash flow from operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors”, uncertainties and other factors, that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by applicable law, including the securities laws of the United States and Canada, we disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders.

We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Private Placements

The selling stockholders identified in this prospectus may offer and sell up to 6,751,612 shares of our common stock and up to 4,185,776 shares of our common stock that have been issued or may be issued upon exercise of warrants. The shares of our common stock and warrants were acquired by the selling stockholders directly from us in private placements that were exempt from the registration requirements of the Securities Act of 1933.

September 2018 Private Placement

On September 27, 2018, we completed a private placement of 1,619,947 units of our securities at a price of CDN$2.50 per unit for gross proceeds of CDN$4,049,867. Each unit consisted of one share of our common stock and one share purchase warrant, with each share purchase warrant entitling the holder to acquire one additional share of our common stock at a price of CDN$2.90 per share for a period of two years.

The units were issued to 46 non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

May 2018 Private Placements

On May 25 and 30, 2018, we completed private placements of an aggregate of 5,131,665 units of our securities at a price of $0.75 per unit for aggregate gross proceeds of $3,848,748.75. Each unit consisted of one share of our common stock and one-half of one share purchase warrant, with each whole share purchase warrant entitling the holder to acquire one additional share of our common stock at a price of $0.90 per share for a period of two years.

Of the 5,131,665 units we issued: (i) 906,666 units were issued pursuant to the exemption from registration under the Securities Act of 1933, as amended provided by Section 4(a)(2) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended to four investors who were “accredited investors” within the respective meanings ascribed to that term in Regulation D promulgated under the Securities Act of 1933, as amended; and (ii) 4,224,999 units were issued to 26 non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

On November 20, 2018, we issued an aggregate of 1,275,832 shares of our common stock upon exercise of our share purchase warrants issued in May 2018 with an exercise price of $0.90 per share for aggregate gross proceeds of $1,148,248.80. All of the shares were issued to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

Selling Stockholders

The selling stockholders may offer and sell, from time to time, any or all of shares of our common stock that are issued and outstanding and shares of our common stock that may be issued exercise of warrants.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of January 11, 2019 and the number of shares of our common stock being offered pursuant to this prospectus. Except as otherwise described below, we believe that the selling stockholders have sole voting and investment powers over their shares.

Because the selling stockholders may offer and sell all or only some portion of the 10,937,388 shares of our common stock being offered pursuant to this prospectus, the numbers in the table below representing the amount and percentage of these shares of our common stock that will be held by the selling stockholders upon termination of the offering are only estimates based on the assumption that each selling stockholder will sell all of his, her or its shares of our common stock being offered in the offering.

To our knowledge, none of the selling stockholders had or have any position or office, or other material relationship with us or any of our affiliates over the past three years.

Except as disclosed below, to our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. We may require the selling stockholders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
Primevestfund(4)	1,250,000(5)	1,250,000(6)	Nil	*
Aaron Hoddinott	75,000(7)	75,000(8)	Nil	*
Scott Lamacraft(9)	662,799(10)	662,799(11)	Nil	*
Aaron Chan(12)	269,300(13)	267,500(14)(15)	1,800	*
Yvonne Chan(16)	150,000(17)	150,000(14)(18)	Nil	*
Hagen Ho(19)	58,220(20)	58,220(14)(21)	Nil	*
Graham Saunders(22)	500,000(23)	500,000(14)(24)	Nil	*
Carson Seabolt	199,999(25)	199,999(26)	Nil	*
Ivan Lo	765,000(27)	765,000(28)	Nil	*
Jamie Nagy	100,000(29)	100,000(14)(30)	Nil	*
Peter Hough	300,000(31)	300,000(32)	Nil	*
Rebekah Whist	224,568(33)	150,000(34)	74,568	*
Zohair Mohamed Al Lawati	638,280(35)	638,280(36)	Nil	*
Abdul Hussain Jaffar Rahmat Allah Al Lawati	780,901(37)	564,400(38)	216,501	*
Patrick J. Finucane	59,148(39)	59,148(40)	Nil	*
Neil Linder	222,520(41)	222,520(42)	Nil	*
Sutton Ventures Ltd.(43)	87,972(44)	87,972(45)	Nil	*
Trevor Radford(46)	22,500(47)	22,500(48)	Nil	*
George Dennis	499,999(49)	499,999(50)	Nil	*
Timothy J. Flaherty	499,999(51)	499,999(52)	Nil	*
Steve Winokur	99,999(53)	99,999(14)(54)	Nil	*
Erin Schneider	162,000(55)	162,000(56)(57)	Nil	*

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
Maximus Strategic Consulting Inc.(58)	150,000(59)	150,000(60)	Nil	*
Junya Huang	37,500(61)	37,500(14)(62)	Nil	*
Patrick C. Lecky(63)	180,000(64)	150,000(14)(65)	30,000	*
Donald & Co. Ltd.(66)(67)	1,236,666(68)	999,999(69)	236,667	*
0783648 B.C. Ltd.(70)(71)	295,078(72)	295,078(56)(73)	Nil	*
GTR Interests, Ltd.(74)	60,000(75)	60,000(76)	Nil	*
Mario Vetro	100,000(77)	100,000(78)(79)	Nil	*
Marni Katz	75,000(80)	75,000(78)(81)	Nil	*
MLD Core Fund(82)	444,000(83)	444,000(84)(85)	Nil	*
Red Tree Holdings Inc.(86)(87)	81,400(88)	81,400(14)(89)	Nil	*
897032 Alberta Inc.(90)	76,960(91)	76,960(14)(92)	Nil	*
0916855 BC Ltd.(93)	74,000(94)	74,000(14)(95)	Nil	*
Curtis Mayert(96)	29,600(97)	29,600(14)(98)	Nil	*
Stewart McGregor	38,480(99)	38,480(14)(100)	Nil	*
Proventus Corp.(101)	19,240(102)	19,240(14)(103)	Nil	*
Scott Chan(104)	15,998(105)	15,998(14)(106)	Nil	*
Matt Doelman(107)	16,006(108)	16,006(14)(109)	Nil	*
Olivier Setlakwe(110)	15,998(111)	15,998(14)(112)	Nil	*
Robert Carmosino(113)	32,000(114)	32,000(14)(115)	Nil	*
Chris Rowan	24,000(116)	24,000(14)(117)	Nil	*
Justin Norbraten	17,760(118)	17,760(119)	Nil	*
McGilligan Barry Investments Ltd. (120)	17,760(121)	17,760(122)(123)	Nil	*
John Szucs(124)	9,458(125)	9,458(56)(126)	Nil	*
Terry Young(127)	9,458(128)	9,458(56)(129)	Nil	*
Lilia Coletta	9,458(130)	9,458(56)(131)	Nil	*

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
David Lyall(71)	52,940(132)	52,940(56)(133)	Nil	*
Campbell Becher	70,064(134)	70,064(56)(135)	Nil	*
Charles Lyall	148,000(136)	148,000(56)(137)	Nil	*
The Maclachlan Investments Corp.(138)	148,000(139)	148,000(56)(140)	Nil	*
David Kearnes(141)	9,458(142)	9,458(56)(143)	Nil	*
Mathieu Couillard	3,852(144)	3,852(56)(145)	Nil	*
Sean MacGillis	3,852(146)	3,852(56)(147)	Nil	*
Richard Donohue(148)	38,000(149)	38,000(150)(151)	Nil	*
Capital Event Management Ltd.(152)	11,188(153)	11,188(154)	Nil	*
Ng Sin Ting Joanne	51,800(155)	51,800(156)	Nil	*
Neil Currie	11,190(157)	11,190(158)	Nil	*
Paulo Zuccarello	145,040(159)	145,040(160)	Nil	*
Skanderbeg Capital Advisors Inc.(161)	20,720(162)	20,720(163)	Nil	*
Bager Al Lawati	10,360(164)	10,360(165)	Nil	*
Stephen Paul Lipp	10,360(166)	10,360(167)	Nil	*
Jarl A. Whist(168)	36,260(169)	36,260(170)	Nil	*
Iqbal Al Lawati	23,828(171)	23,828(172)	Nil	*
Asama Afzaal	7,992(173)	7,992(174)	Nil	*
Totals	11,496,928	10,937,388

Notes

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not counted as outstanding for computing the percentage of any other person.

(2)	We have assumed that the selling stockholders will sell all of the shares being offered in this offering.

(3)

Based on 34,110,155 shares of our common stock issued and outstanding as of January 11, 2019. Shares of our common stock issuable upon exercise of warrants owned by a selling stockholder are counted as outstanding for computing the percentage of that particular selling stockholder but are not counted as outstanding for computing the percentage of any other person.

(4)	To our knowledge, Ryan Shariff exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Primevestfund.

(5)	Consists of 800,000 shares of our common stock, 350,000 shares of our common stock issued upon exercise of warrants and 100,000 shares of our common stock issuable upon exercise of warrants.

(6)

Consists of 800,000 shares of our common stock held in the name of BMO Nesbitt Burns Inc. ITF Primevestfund, 350,000 shares of our common stock issued upon exercise of warrants held in the name of Nesbitt Burns ITF Primevest Fund and 100,000 shares of our common stock issuable upon exercise of warrants held in the name of BMO Nesbitt Burns Inc. ITF Primevestfund.

(7)	Consists of 50,000 shares of our common stock and 25,000 shares of our common stock issued upon exercise of warrants.

(8)

Consists of 50,000 shares of our common stock held in the name of Aaron Hoddinott and 25,000 shares of our common stock issued upon exercise of warrants held in the name of Mackie Research Capital Corp.

(9)

Scott Lamacraft is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, New Brunswick, Nova Scotia, Ontario, and Saskatchewan. Mr. Lamacraft is a broker registered with the Financial Industry Regulatory Authority (“FINRA”).

(10)	Consists of 414,733 shares of our common stock and 166,666 shares of our common stock issued upon exercise of warrants and 81,400 shares of our common stock issuable upon exercise of warrants.

(11)

Consists of 333,333 shares of our common stock held in the name of Cormark Securities Inc. ITF Scott Lamacraft, 81,400 shares of our common stock held in the name of Scott Lamacraft, 166,666 shares of our common stock issued upon exercise of warrants held in the name of Cormark Securities Inc. ITF Scott Lamacraft and 81,400 shares of our common stock issuable upon exercise of warrants held in the name of Scott Lamacraft.

(12)

Aaron Chan is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan. To our knowledge, Mr. Chan is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(13)	Consists of 166,800 shares of our common stock, 62,500 shares of our common stock issued upon exercise of warrants and 40,000 shares of our common stock issuable upon exercise of warrants.

(14)	Held in the name of Canaccord Genuity Corp.

(15)	Consists of 165,000 shares of our common stock, 62,500 shares of our common stock issued upon exercise of warrants and 40,000 shares of our common stock issuable upon exercise of warrants.

(16)

Yvonne Chan is registered as a dealing representative (investment dealer) under the laws of the Canadian province of British Columbia. To our knowledge, Ms. Chan is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(17)	Consists of 100,000 shares of our common stock and 50,000 shares of our common stock issued upon exercise of warrants.

(18)	Consists of 100,000 shares of our common stock and 50,000 shares of our common stock issued upon exercise of warrants.

(19)

Hagen Ho is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba and Ontario. To our knowledge, Mr. Ho is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(20)	Consists of 35,360 shares of our common stock, 12,500 shares of our common stock issued upon exercise of warrants and 10,360 shares of our common stock issuable upon exercise of warrants.

(21)	Consists of 35,360 shares of our common stock, 12,500 shares of our common stock issued upon exercise of warrants and 10,360 shares of our common stock issuable upon exercise of warrants.

(22)

Graham Saunders is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Ontario and Quebec. Mr. Saunders is a broker registered with FINRA and the Nasdaq Stock Market.

(23)	Consists of 300,000 shares of our common stock, 100,000 shares of our common stock issued upon exercise of warrants and 100,000 shares of our common stock issuable upon exercise of warrants.

(24)	Consists of 300,000 shares of our common stock, 100,000 shares of our common stock issued upon exercise of warrants and 100,000 shares of our common stock issuable upon exercise of warrants.

(25)	Consists of 133,333 shares of our common stock and 66,666 shares of our common stock issuable upon exercise of warrants.

(26)	Consists of 133,333 shares of our common stock and 66,666 shares of our common stock issuable upon exercise of warrants.

(27)	Consists of 510,000 shares of our common stock and 255,000 shares of our common stock issued upon exercise of warrants.

(28)

Consists of 510,000 shares of our common stock held in the name of Ivan Lo and 255,000 shares of our common stock issued upon exercise of warrants held in the name of Canaccord Genuity Corp. ITF Ivan Lo.

(29)	Consists of 66,667 shares of our common stock and 33,333 shares of our common stock issued upon exercise of warrants.

(30)	Consists of 66,667 shares of our common stock and 33,333 shares of our common stock issued upon exercise of warrants.

(31)	Consists of 200,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants.

(32)	Consists of 200,000 shares of our common stock and 100,000 shares of our common stock issuable upon exercise of warrants.

(33)	Consists of 174,568 shares of our common stock and 50,000 shares of our common stock issuable upon exercise of warrants.

(34)

Consists of 100,000 shares of our common stock held in the name of Leede Jones Gable Inc. and 50,000 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Rebekah Whist).

(35)	Consists of 385,807 shares of our common stock and 252,473 shares of our common stock issuable upon exercise of warrants.

(36)

Consists of 385,807 shares of our common stock held in the name of Leede Jones Gable Inc., 133,333 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Al Lawati Zohair) and 119,140 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Zohair Mohamed Al Lawati.

(37)	Consists of 523,701 shares of our common stock and 257,200 shares of our common stock issuable upon exercise of warrants.

(38)

Consists of 307,200 shares of our common stock held in the name of Leede Jones Gable Inc., 50,000 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Abdul Hussain Jaffar Rahmat Allah Al Lawati) and 207,200 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. Leede Jones Gable Inc. ITF Abdul Hussain Jaffar Rahmat Allah Al Lawati.

(39)	Consists of 36,324 shares of our common stock and 22,824 shares of our common stock issuable upon exercise of warrants.

(40)

Consists of 36,324 shares of our common stock held in the name of Leede Jones Gable Inc., 13,500 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Patrick J. Finucane) and 9,324 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Patrick Finucane.

(41)	Consists of 136,260 shares of our common stock and 86,260 shares of our common stock issuable upon exercise of warrants.

(42)

Consists of 136,260 shares of our common stock held in the name of Leede Jones Gable Inc., 50,000 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Neil Linder) and 36,260 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Neil Linder.

(43)	Brayden Sutton exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Sutton Ventures Ltd.

(44)	Consists of 53,986 shares of our common stock and 33,986 shares of our common stock issuable upon exercise of warrants.

(45)

Consists of 53,986 shares of our common stock held in the name of Leede Jones Gable Inc., 20,000 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Sutton Ventures Ltd.) and 13,986 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Sutton Ventures Ltd.

(46)

Trevor Radford is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia and Ontario. To our knowledge, Mr. Radford is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(47)	Consists of 15,000 shares of our common stock and 7,500 shares of our common stock issuable upon exercise of warrants.

(48)

Consists of 15,000 shares of our common stock held in the name of Leede Jones Gable Inc. and 7,500 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. (Trevor Radford).

(49)	Consists of 333,333 shares of our common stock and 166,666 shares of our common stock issuable upon exercise of warrants.

(50)	Consists of 333,333 shares of our common stock and 166,666 shares of our common stock issuable upon exercise of warrants.

(51)	Consists of 333,333 shares of our common stock and 166,666 shares of our common stock issuable upon exercise of warrants.

(52)	Consists of 333,333 shares of our common stock and 166,666 shares of our common stock issuable upon exercise of warrants.

(53)	Consists of 66,666 shares of our common stock and 33,333 shares of our common stock issued upon exercise of warrants.

(54)	Consists of 66,666 shares of our common stock and 33,333 shares of our common stock issued upon exercise of warrants.

(55)	Consists of 108,000 shares of our common stock and 54,000 shares of our common stock issuable upon exercise of warrants.

(56)	Held in the name of Haywood Securities Inc.

(57)	Consists of 108,000 shares of our common stock and 54,000 shares of our common stock issuable upon exercise of warrants.

(58)	Aaron Hoddinott exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Maximus Strategic Consulting Inc.

(59)	Consists of 100,000 shares of our common stock and 50,000 shares of our common stock issued upon exercise of warrants.

(60)

Consists of 100,000 shares of our common stock held in the name of Maximus Strategic Consulting Inc. and 50,000 shares of our common stock issued upon exercise of warrants held in the name of Mackie Research Capital Corp.

(61)	Consists of 25,000 shares of our common stock and 12,500 shares of our common stock issued upon exercise of warrants.

(62)	Consists of 25,000 shares of our common stock and 12,500 shares of our common stock issued upon exercise of warrants.

(63)

Patrick C. Lecky is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Ontario and Quebec. To our knowledge, Mr. Lecky is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(64)	Consists of 130,000 shares of our common stock and 50,000 shares of our common stock issued upon exercise of warrants.

(65)	Consists of 100,000 shares of our common stock and 50,000 shares of our common stock issued upon exercise of warrants.

(66)

We have been informed that Donald & Co. Ltd. is a nominee name for the following four investors: Rupert Investment Holdings Limited (with respect to 133,333 units of our company sold in May 25, 2018), LOM Corporate Finance Limited (with respect to 133,333 units of our company sold in May 25, 2018), Regent Mercantile Holdings Limited (with respect to 200,000 units of our company sold in May 25, 2018) and Argus Finance Limited (with respect to 200,000 units of our company sold in May 25, 2018).

(67)

Scott Lines exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Rupert Investment Holdings Limited and LOM Corporate Finance Limited. Ian M. Burns and Stephen R. Dattels exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Regent Mercantile Holdings Limited. Michael Byrne exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Argus Finance Limited.

(68)

Consists of 666,666 shares of our common stock and 333,333 shares of our common stock issuable upon exercise of warrants held by Donald & Co. Ltd. and 36,667 shares of our common stock held by Rupert Investment Holdings Limited and 200,000 shares of our common stock held by Regent Mercantile Holdings Limited.

(69)	Consists of 666,666 shares of our common stock and 333,333 shares of our common stock issuable upon exercise of warrants.

(70)	David Lyall exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by 0783648 B.C. Ltd.

(71)

David Lyall is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec and Saskatchewan. To our knowledge, Mr. Lyall is a broker registered with FINRA.

(72)	Consists of 185,039 shares of our common stock, 75,000 shares issued upon exercise of warrants and 35,039 shares of our common stock issuable upon exercise of warrants.

(73)	Consists of 185,039 shares of our common stock, 75,000 shares issued upon exercise of warrants and 35,039 shares of our common stock issuable upon exercise of warrants.

(74)	Robert Hissom and Keith Budd exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GTR Interests, Ltd.

(75)	Consists of 40,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants.

(76)	Consists of 40,000 shares of our common stock and 20,000 shares of our common stock issuable upon exercise of warrants.

(77)	Consists of 66,667 shares of our common stock and 33,333 shares of our common stock issuable upon exercise of warrants.

(78)	Held in the name of PI Financial Corp.

(79)	Consists of 66,667 shares of our common stock and 33,333 shares of our common stock issuable upon exercise of warrants.

(80)	Consists of 50,000 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants.

(81)	Consists of 50,000 shares of our common stock and 25,000 shares of our common stock issuable upon exercise of warrants.

(82)	To our knowledge, Nawan Butt exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by MLD Core Fund.

(83)	Consists of 222,000 shares of our common stock and 222,000 shares of our common stock issuable upon exercise of warrants.

(84)	Held in the name of CIBC Mellon Jayvee & Co. ITF MLD Core Fund.

(85)	Consists of 222,000 shares of our common stock and 222,000 shares of our common stock issuable upon exercise of warrants.

(86)	Chad Larson and Jenna Larson exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Red Tree Holdings Inc.

(87)

Chad Larson is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Quebec and Saskatchewan. To our knowledge, Mr. Larson is not a broker- dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(88)	Consists of 40,700 shares of our common stock and 40,700 shares of our common stock issuable upon exercise of warrants.

(89)	Consists of 40,700 shares of our common stock and 40,700 shares of our common stock issuable upon exercise of warrants.

(90)	James McRoberts exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by 897032 Alberta Inc.

(91)	Consists of 38,480 shares of our common stock and 38,480 shares of our common stock issuable upon exercise of warrants.

(92)	Consists of 38,480 shares of our common stock and 38,480 shares of our common stock issuable upon exercise of warrants.

(93)	Ryan Dunfield and Shanna Dunfield exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by 0916855 BC Ltd.

(94)	Consists of 37,000 shares of our common stock and 37,000 shares of our common stock issuable upon exercise of warrants.

(95)	Consists of 37,000 shares of our common stock and 37,000 shares of our common stock issuable upon exercise of warrants.

(96)

Curtis Mayert is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, Quebec and Saskatchewan. To our knowledge, Mr. Mayert is not a broker- dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(97)	Consists of 14,800 shares of our common stock and 14,800 shares of our common stock issuable upon exercise of warrants.

(98)	Consists of 14,800 shares of our common stock and 14,800 shares of our common stock issuable upon exercise of warrants.

(99)	Consists of 19,240 shares of our common stock and 19,240 shares of our common stock issuable upon exercise of warrants.

(100)	Consists of 19,240 shares of our common stock and 19,240 shares of our common stock issuable upon exercise of warrants.

(101)	To our knowledge, Kuldeep Bilan exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Proventus Corp.

(102)	Consists of 9,620 shares of our common stock and 9,620 shares of our common stock issuable upon exercise of warrants.

(103)	Consists of 9,620 shares of our common stock and 9,620 shares of our common stock issuable upon exercise of warrants.

(104)

Scott Chan is registered as a dealing representative (exempt market dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Ontario, and Saskatchewan. To our knowledge, Mr. Chan is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(105)	Consists of 7,999 shares of our common stock and 7,999 shares of our common stock issuable upon exercise of warrants.

(106)	Consists of 7,999 shares of our common stock and 7,999 shares of our common stock issuable upon exercise of warrants.

(107)

Matt Doelman is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan. To our knowledge, Mr. Doelman is a broker registered with FINRA and the Nasdaq Stock Market.

(108)	Consists of 8,003 shares of our common stock and 8,003 shares of our common stock issuable upon exercise of warrants.

(109)	Consists of 8,003 shares of our common stock and 8,003 shares of our common stock issuable upon exercise of warrants.

(110)

Olivier Setlakwe is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of New Brunswick, Ontario, and Quebec. To our knowledge, Mr. Setlakwe is a broker registered with FINRA and the Nasdaq Stock Market.

(111)	Consists of 7,999 shares of our common stock and 7,999 shares of our common stock issuable upon exercise of warrants.

(112)	Consists of 7,999 shares of our common stock and 7,999 shares of our common stock issuable upon exercise of warrants.

(113)

Robert Carmosino is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of British Columbia and Ontario. To our knowledge, Mr. Setlakwe is a broker registered with FINRA and the Nasdaq Stock Market.

(114)	Consists of 16,000 shares of our common stock and 16,000 shares of our common stock issuable upon exercise of warrants.

(115)	Consists of 16,000 shares of our common stock and 16,000 shares of our common stock issuable upon exercise of warrants.

(116)	Consists of 12,000 shares of our common stock and 12,000 shares of our common stock issuable upon exercise of warrants.

(117)	Consists of 12,000 shares of our common stock and 12,000 shares of our common stock issuable upon exercise of warrants.

(118)	Consists of 8,880 shares of our common stock and 8,880 shares of our common stock issuable upon exercise of warrants.

(119)	Consists of 8,880 shares of our common stock and 8,880 shares of our common stock issuable upon exercise of warrants.

(120)	Michael Decter and Genevieve Roch-Decter exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by McGilligan Barry Investments Ltd.

(121)	Consists of 8,880 shares of our common stock and 8,880 shares of our common stock issuable upon exercise of warrants.

(122)	Held in the name of National Bank Financial Inc. ITF McGilligan Barry Inv Ltd.

(123)	Consists of 8,880 shares of our common stock and 8,880 shares of our common stock issuable upon exercise of warrants.

(124)	John Szucs is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Ontario and Quebec. To our knowledge Mr. Szucs is a broker registered with FINRA.

(125)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(126)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(127)

Terry Young is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan. To our knowledge Mr. Young is a broker registered with FINRA.

(128)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(129)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(130)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(131)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(132)	Consists of 26,470 shares of our common stock and 26,470 shares of our common stock issuable upon exercise of warrants.

(133)	Consists of 26,470 shares of our common stock and 26,470 shares of our common stock issuable upon exercise of warrants.

(134)	Consists of 35,032 shares of our common stock and 35,032 shares of our common stock issuable upon exercise of warrants.

(135)	Consists of 35,032 shares of our common stock and 35,032 shares of our common stock issuable upon exercise of warrants.

(136)	Consists of 74,000 shares of our common stock and 74,000 shares of our common stock issuable upon exercise of warrants.

(137)	Consists of 74,000 shares of our common stock and 74,000 shares of our common stock issuable upon exercise of warrants.

(138)	Peter Brown exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by The Maclachlan Investments Corp.

(139)	Consists of 74,000 shares of our common stock and 74,000 shares of our common stock issuable upon exercise of warrants.

(140)	Consists of 74,000 shares of our common stock and 74,000 shares of our common stock issuable upon exercise of warrants.

(141)

David Kearnes is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec, and Yukon. To our knowledge, Mr. Kearnes is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(142)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(143)	Consists of 4,729 shares of our common stock and 4,729 shares of our common stock issuable upon exercise of warrants.

(144)	Consists of 1,926 shares of our common stock and 1,926 shares of our common stock issuable upon exercise of warrants.

(145)	Consists of 1,926 shares of our common stock and 1,926 shares of our common stock issuable upon exercise of warrants.

(146)	Consists of 1,926 shares of our common stock and 1,926 shares of our common stock issuable upon exercise of warrants.

(147)	Consists of 1,926 shares of our common stock and 1,926 shares of our common stock issuable upon exercise of warrants.

(148)

Richard Donohue is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec and Saskatchewan. To our knowledge, Mr. Donohue is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(149)	Consists of 19,000 shares of our common stock and 19,000 shares of our common stock issuable upon exercise of warrants.

(150)	Held in the name of National Bank Financial Inc. ITF Richard Donohue.

(151)	Consists of 19,000 shares of our common stock and 19,000 shares of our common stock issuable upon exercise of warrants.

(152)	Neil Currie exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Capital Event Management Ltd.

(153)	Consists of 5,594 shares of our common stock and 5,594 shares of our common stock issuable upon exercise of warrants.

(154)

Consists of 5,594 shares of our common stock held in the name of Leede Jones Gable Inc. and 5,594 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Capital Event Management.

(155)	Consists of 25,900 shares of our common stock and 25,900 shares of our common stock issuable upon exercise of warrants.

(156)

Consists of 25,900 shares of our common stock held in the name of Leede Jones Gable Inc. and 25,900 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Ng Sin Ting Joanne.

(157)	Consists of 5,595 shares of our common stock and 5,595 shares of our common stock issuable upon exercise of warrants.

(158)

Consists of 5,595 shares of our common stock held in the name of Leede Jones Gable Inc. and 5,595 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Neil Currie.

(159)	Consists of 72,520 shares of our common stock and 72,520 shares of our common stock issuable upon exercise of warrants.

(160)

Consists of 72,520 shares of our common stock held in the name of Leede Jones Gable Inc. and 72,520 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Paulo Zuccarello.

(161)	Mario Vetro and Carson Seabolt exercise voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Skanderbeg Capital Advisors Inc.

(162)	Consists of 10,360 shares of our common stock and 10,360 shares of our common stock issuable upon exercise of warrants.

(163)

Consists of 10,360 shares of our common stock held in the name of Leede Jones Gable Inc. and 10,360 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Skanderbeg Capital Advisors.

(164)	Consists of 5,180 shares of our common stock and 5,180 shares of our common stock issuable upon exercise of warrants.

(165)

Consists of 5,180 shares of our common stock held in the name of Leede Jones Gable Inc. and 5,180 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Bager Al Lawati.

(166)	Consists of 5,180 shares of our common stock and 5,180 shares of our common stock issuable upon exercise of warrants.

(167)

Consists of 5,180 shares of our common stock held in the name of Leede Jones Gable Inc. and 5,180 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Stephen Paul Lipp.

(168)

Jarl A. Whist is registered as a dealing representative (investment dealer) under the laws of the Canadian provinces of British Columbia, Ontario and Saskatchewan. To our knowledge, Mr. Whist is not a broker-dealer registered under the Securities Exchange Act of 1934 and is not engaged in an activity that would require him to be so registered.

(169)	Consists of 18,130 shares of our common stock and 18,130 shares of our common stock issuable upon exercise of warrants.

(170)

Consists of 18,130 shares of our common stock held in the name of Leede Jones Gable Inc. and 18,130 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Jarl A. Whist.

(171)	Consists of 11,914 shares of our common stock and 11,914 shares of our common stock issuable upon exercise of warrants.

(172)

Consists of 11,914 shares of our common stock held in the name of Leede Jones Gable Inc. and 11,914 shares of our common stock issuable upon exercise of warrants held in the name of Leede Jones Gable Inc. ITF Iqbal Al Lawati.

(173)	Consists of 3,996 shares of our common stock and 3,996 shares of our common stock issuable upon exercise of warrants.

(174)	Consists of 3,996 shares of our common stock and 3,996 shares of our common stock issuable upon exercise of warrants.

Plan of Distribution

Each of the selling stockholders named above and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of his, her or its shares of our common stock covered hereby on the Nasdaq Capital Market, the TSX Venture Exchange or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and Supplementary Material .01 and Supplementary Material .02 thereto in the case of an agency transaction.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. To our knowledge, each selling stockholder does not have any written or oral agreement, arrangement or understanding, directly or indirectly, with any person to distribute the shares of our common stock.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. To our knowledge, there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of our common stock by the selling stockholders.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of our common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.

Experts and Counsel

Our consolidated financial statements for the years ended March 31, 2018 and 2017 have been incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended March 31, 2018 filed with the Securities and Exchange Commission on June 29, 2018 in reliance on the report of AMC Auditing, LLC, an independent registered public accounting firm, which has also been incorporated by reference in this prospectus, given on the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, of Suite 900 – 885 West Georgia Street, Vancouver, British Columbia, Canada has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Interest of Named Experts and Counsel

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Incorporation of Certain Information by Reference

The following documents filed by our company with the Securities and Exchange Commission are incorporated into this prospectus by reference:

1.	our annual report on Form 10-K filed on June 29, 2018;
2.	our quarterly reports on Form 10-Q filed on August 14, 2018 and November 13, 2018;
3.

our current reports on Form 8-K filed on April 25, 2018, May 31, 2018, June 20, 2018, September 20, 2018, October 3, 2018, October 15, 2018 and November 21, 2018 (except, with respect to each of the foregoing, for the portions of such reports which were deemed to be furnished and not filed); and

4.

the description of our common stock contained in our Form 8-A filed on December 4, 2018, which refers to the description of our securities contained in the post-effective amendment no. 2 to our registration statement on Form S-1 (File No. 333-209124) filed on November 24, 2017, including any amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, we incorporate by reference all documents that we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any documents or information furnished and not filed with the Securities and Exchange Commission), including those filed after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities covered by this prospectus and such documents will become a part of this prospectus from the date that such documents are filed with the Securities and Exchange Commission. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the Securities and Exchange Commission that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for documents should be directed to The Alkaline Water Company Inc., 14646 N. Kierland Blvd., Suite 255, Scottsdale, Arizona 85254, Attention: President, telephone number (480) 656-2423. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov. The public may also read and copy any materials we file with the Securities and Exchange Commission at its public reference room at 100 F Street, N.E. Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

10,937,388 Shares
The Alkaline Water Company Inc.
Common Stock
Prospectus
_____________, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling stockholders will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling stockholders’ legal counsels applicable to the sale of their shares. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

Securities and Exchange Commission registration fees	$3,499.61

Accounting fees and expenses	$25,000

Legal fees and expenses	$100,000

Miscellaneous fees and expenses	$1,500.39

Total	$130,000

Item 15.      Indemnification of Directors and Officers

The Nevada Revised Statutes provide that:

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

  to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

The Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  by our stockholders;

  by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

  if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

  if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

  by court order.

Our bylaws provide for the mandatory indemnification of our directors and officers to the fullest extent legally permissible under the Nevada Revised Statutes from time to time against all expenses, liability and loss reasonably incurred or suffered by such person in connection with he or she having been or being a party to, threatening to be made a party to, or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the company. Advance payment of expenses by the company to such director or officer, as these expenses are incurred in defending a civil or criminal action, suit or proceeding, are subject to an undertaking by or on behalf of the director or officer to repay the amount of such payment if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by our company. The right of indemnification under our bylaws is not exclusive of any other right to indemnification a director or an officer may have.

Our bylaws allow us to purchase and maintain insurance on behalf of any person who is or was a director or officer of our company against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person.

Item 16.      Exhibits

Exhibit Number	Description
(5)	Opinion regarding Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
(23)	Consents of Experts and Counsel
23.1*	Consent of AMC Auditing
23.2*	Consent of Clark Wilson LLP (included in Exhibit 5.1)

* Filed herewith.

Item 17.      Undertakings

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on January 11, 2019.

The Alkaline Water Company Inc.

By:

/s/ Richard A. Wright
Richard A. Wright
President, Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard A. Wright
Richard A. Wright
President, Chief Executive Officer and Director
(Principal Executive Officer)
Date: January 11, 2019

/s/ David A. Guarino
David A. Guarino
Chief Financial Officer, Treasurer and Director
(Principal Financial Officer and Principal
Accounting Officer)
Date: January 11, 2019

/s/ Aaron Keay
Aaron Keay
Director
Date: January 11, 2019

/s/ Bruce Leitch
Bruce Leitch
Director
Date: January 11, 2019

/s/ Brian Sudano
Brian Sudano
Director
Date: January 11, 2019